EXHIBIT 99.1

PennantPark Investment Corporation Announces an Increase of Its Quarterly Distribution to $0.15 per Share and Its Financial Results for the Quarter Ended June 30, 2022

MIAMI, Aug. 03, 2022 (GLOBE NEWSWIRE) -- PennantPark Investment Corporation (NYSE: PNNT) announced today financial results for the third fiscal quarter ended June 30, 2022.

HIGHLIGHTS
Quarter ended June 30, 2022
($ in millions, except per share amounts)
Assets and Liabilities:
Investment portfolio(1)	$1,314.8
Net assets	$631.5
GAAP net asset value per share	$9.65
Quarterly decrease in GAAP net asset value per share	3.9%
Adjusted net asset value per share(2)	$9.57
Quarterly decrease in adjusted net asset value per share(2)	4.8%

Credit Facility	$412.0
2026 Notes	$146.3
2026 Notes-2	$161.2
SBA Debentures	$27.0
Regulatory Debt to Equity	1.16x
Regulatory Net Debt to Equity(3)	1.12x
GAAP Net Debt to Equity(4)	1.14x

Weighted average yield on debt investments at quarter-end	9.3%

Operating Results:
Net investment income	$10.6
Net investment income per share (GAAP)	$0.16
Distributions declared per share	$0.145

Portfolio Activity:
Purchases of investments	$326.3
Sales and repayments of investments	$799.4

PSLF Portfolio data:
PSLF investment portfolio	$608.4
Purchase of Investments	$200.5
Sales and repayments of investments	$35.1

_______________

(1)  Includes investments in PennantPark Senior Loan Fund, LLC, or PSLF, an unconsolidated joint venture, totaling $141.1 million, at fair value.
(2)  This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $10.9 million unrealized loss on our multi-currency, senior secured revolving credit facility with Truist Bank, as amended, or the Credit Facility, and, together with our credit facility with BNP Paribas, as amended, the Credit Facilities. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3)  This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance net of $29.5 million of cash and cash equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(4)  This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the $10.9 million unrealized loss on the Credit Facility, and net of $29.5 million of cash and cash equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 12:00 P.M. ET ON AUGUST 4, 2022

PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) will also host a conference call at 12:00 p.m. (Eastern Time) on Thursday, August 4, 2022 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (800) 289-0720 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8073. All callers should reference conference ID #9289526 or PennantPark Investment Corporation. An archived replay of the call will be available through August 18, 2022, by calling toll-free (888) 203-1112. International callers please dial (719) 457-0820. For all phone replays, please reference conference ID #9289526.

INCREASE OF QUARTERLY DISTRIBUTION TO $0.15 PER SHARE

The Company declares an increase of its fourth fiscal quarter 2022 distribution to $0.15 per share, payable on October 3, 2022 to stockholders of record as of September 19, 2022. The distribution is expected to be paid from taxable net investment income. The final specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company's periodic report filed with the Securities and Exchange Commission.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased with the continued solid credit performance of the Company and its positioning to grow Net Investment Income over time” said Art Penn, Chairman and CEO. “We believe that the combination of rising base rates, higher spreads on new loan originations, a growing PSLF joint venture and the potential to rotate equity proceeds into cash paying loans present the company with multiple avenues of income growth.”

As of June 30, 2022, our portfolio totaled $1,314.8 million, which consisted of $721.8 million of first lien secured debt, $129.7 million of second lien secured debt, $121.2 million of subordinated debt (including $88.0 million in PSLF) and $342.2 million of preferred and common equity (including $53.1 million in PSLF). Our debt portfolio consisted of 96% variable-rate investments and 4% fixed-rate investments. As of June 30, 2022, we had one portfolio company on non-accrual, representing 0.9% and 0.5% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $64.9 million as of June 30, 2022. Our overall portfolio consisted of 118 companies with an average investment size of $11.1 million, had a weighted average yield on interest bearing debt investments of 9.3% and was invested 55% in first lien secured debt, 10% in second lien secured debt, 9% in subordinated debt (including 7% in PSLF) and 26% in preferred and common equity (including 4% in PSLF). As of June 30, 2022, all of the investments held by PSLF were first lien secured debt.

As of September 30, 2021, our portfolio totaled $1,255.3 million and consisted of $552.5 million of first lien secured debt, $176.9 million of second lien secured debt, $121.2 million of subordinated debt (including $64.2 million in PSLF) and $404.7 million of preferred and common equity (including $41.2 million in PSLF). Our debt portfolio consisted of 92% variable-rate investments and 8% fixed-rate investments. As of September 30, 2021, we had no portfolio companies on non-accrual. Overall, the portfolio had net unrealized appreciation of $34.2 million as of September 30, 2021. Our overall portfolio consisted of 97 companies with an average investment size of $12.9 million, had a weighted average yield on interest bearing debt investments of 9.0% and was invested 44% in first lien secured debt, 14% in second lien secured debt, 10% in subordinated debt (including 5% in PSLF) and 32% in preferred and common equity (including 3% in PSLF). As of September 30, 2021, all of the investments held by PSLF were first lien secured debt.

For the three months ended June 30, 2022, we invested $326.3 million in 11 new and 36 existing portfolio companies with a weighted average yield on debt investments of 8.7%. Sales and repayments of investments for the three months ended June 30, 2022 totaled $198.3 million. For the nine months ended June 30, 2022, we invested $799.4 million in 35 new and 95 existing portfolio companies with a weighted average yield on debt investments of 8.2%. Sales and repayments of investments for the nine months ended June 30, 2022 totaled $736.0 million.

For the three months ended June 30, 2021, we invested $133.4 million in seven new and nine existing portfolio companies with a weighted average yield on debt investments of 7.9%. Sales and repayments of investments for the three months ended June 30, 2021 totaled $191.0 million. For the nine months ended June 30, 2021, we invested $276.4 million in 14 new and 32 existing portfolio companies with a weighted average yield on debt investments of 8.4%. Sales and repayments of investments for the nine months ended June 30, 2021 totaled $358.6 million.

PennantPark Senior Loan Fund, LLC

As of June 30, 2022, PSLF’s portfolio totaled $608.4 million, consisted of 72 companies with an average investment size of $8.5 million and had a weighted average yield on debt investments of 7.9%.

As of September 30, 2021, PSLF’s portfolio totaled $405.2 million, consisted of 47 companies with an average investment size of $8.6 million and had a weighted average yield on debt investments of 7.2%.

For the three months ended June 30, 2022, PSLF invested $200.5 million (of which $176.0 million was purchased from the Company) in 14 new and 17 existing portfolio companies with a weighted average yield on debt investments of 7.3%. PSLF’s sales and repayments of investments for the same period totaled $35.1 million. For the nine months ended June 30, 2022, PSLF invested $278.6 million (of which $235.6 million was purchased from the Company) in 29 new and 19 existing portfolio companies with a weighted average yield on debt investments of 7.3%. PSLF’s sales and repayments of investments for the same period totaled $73.0 million.

For the three months ended June 30, 2021, PSLF invested $54.1 million (of which $54.1 million was purchased from the Company) in six new and two existing portfolio companies with a weighted average yield on debt investments of 7.1%. PSLF’s sales and repayments of investments for the same period totaled $50.9 million. For the nine months ended June 30, 2021, PSLF invested $117.8 million (of which $91.9 million was purchased from the Company) in 12 new and eight existing portfolio companies with a weighted average yield on debt investments of 7.3%. PSLF’s sales and repayments of investments for the same period totaled $91.6 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and nine months ended June 30, 2022 and 2021.

Investment Income

Investment income for the three and nine months ended June 30, 2022 was $23.3 million and $76.0 million, respectively, which was attributable to $17.6 million and $52.2 million from first lien secured debt, $2.9 million and $13.7 million from second lien secured debt, $0.3 million and $2.6 million from subordinated debt and $2.5 million and $7.4 million from preferred and common equity, respectively. This compares to investment income for the three and nine months ended June 30, 2021 of $20.5 million and $58.5 million, respectively, which was attributable to $11.8 million and $33.9 million from first lien secured debt, $5.2 million and $15.8 million from second lien secured debt, $1.8 million and $5.2 million from subordinated debt and $1.7 million and $3.6 million from preferred and common equity, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to the increase in the size of our debt portfolio.

Expenses

Expenses for the three and nine months ended June 30, 2022 totaled $12.8 million and $41.3 million, respectively. Base management fee for the same periods totaled $4.9 million and $15.0 million, performance base incentive fee for the same periods totaled zero and $2.7 million, debt related interest and expenses totaled $6.7 million and $20.1 million, general and administrative expenses totaled $1.0 million and $3.0 million and provision for taxes totaled $0.2 million and $0.6 million, respectively. This compares to expenses for the three and nine months ended June 30, 2021 that totaled $12.3 million and $33.2 million, respectively. Base management fee for the same periods totaled $4.4 million and $12.8 million, debt related interest and expenses totaled $6.9 million (including a one-time $1.1 million payment, which is related to the early repayment of SBA Debt) and $16.8 million, general and administrative expenses totaled $0.9 million and $3.2 million and provision for taxes totaled $0.2 million and $0.5 million, respectively. The increase in expenses for the three months ended June 30, 2022 compared to the same period in the prior year was primarily due to increased financing costs.

Net Investment Income

Net investment income totaled $10.6 million and $34.8 million, or $0.16 and $0.52 per share, for the three and nine months ended June 30, 2022, respectively. Net investment income totaled $8.1 million and $25.2 million, or $0.12 and $0.38 per share, for the three and nine months ended June 30, 2021, respectively. The increase in net investment income compared to the same period in the prior year was primarily due to increased investment income.

Net Realized Gains or Losses

Sales and repayments of investments for the three and nine months ended June 30, 2022 totaled $198.3 million and $736.0 million, respectively, and net realized gains (losses) totaled $(34.3) million and $82.4 million, respectively. Sales and repayments of investments for the three and nine months ended June 30, 2021 totaled $191.0 million and $358.6 million, respectively, and net realized gains (losses) totaled $41.7 million and $24.4 million, respectively. The change in realized gains was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and the Credit Facilities

For the three and nine months ended June 30, 2022, we reported net change in unrealized appreciation (depreciation) on investments of $5.6 million and $(99.1) million, respectively. For the three and nine months ended June 30, 2021, we reported net change in unrealized appreciation (depreciation) on investments of $(16.3) million and $110.4 million, respectively. As of June 30, 2022, and September 30, 2021, our net unrealized appreciation (depreciation) on investments totaled $(64.9) million and $34.2 million, respectively. The net change in unrealized depreciation on our investments compared to the same period in the prior year was primarily due to the reversal of the unrealized appreciation of PT Network Intermediate Holdings, LLC associated with the realization of the investment.

For the three and nine months ended June 30, 2022, the Truist Credit Facility had a net change in unrealized depreciation of $8.9 million and $9.2 million, respectively. For the three and nine months ended June 30, 2021, the Truist Credit Facility had a net change in unrealized appreciation of $1.6 million and $18.5 million, respectively. As of June 30, 2022, and September 30, 2021, the net unrealized depreciation on the Truist Credit Facility totaled $10.9 million and $1.7 million, respectively. The net change in unrealized depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

Net change in net assets resulting from operations totaled $(18.5) million and $10.2 million, or $(0.28) and $0.15 per share, for the three and nine months ended June 30, 2022, respectively. Net change in net assets resulting from operations totaled $31.9 million and $141.5 million, or $0.48 and $2.11 per share, for the three and nine months ended June 30, 2021, respectively. The decrease in the net change in net assets from operations for the three and nine months ended June 30, 2022 compared to the same periods in the prior year was primarily due to a decrease in unrealized appreciation.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.

The annualized weighted average cost of debt for the nine months ended June 30, 2022 and 2021, inclusive of the fee on the undrawn commitment and amendment costs on the Truist Credit Facility and amortized upfront fees on SBA debentures, was 4.0% and 3.5%, respectively.

As of June 30, 2022, and September 30, 2021, we had $42.1 million and $118.5 million of unused borrowing capacity under the Truist Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of June 30, 2022, and September 30, 2021, we had $422.9 million and $316.5 million, respectively, in outstanding borrowings under the Truist Credit Facility. The Truist Credit Facility had a weighted average interest rate of 3.9% and 2.4%, respectively, exclusive of the fee on undrawn commitments, as of June 30, 2022 and September 30, 2021.

As of June 30, 2022, and September 30, 2021, we had cash and cash equivalents of $29.5 million and $20.4 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to allows us to effectively operate our business.

Our operating activities used cash of $97.5 million for the nine months ended June 30, 2022, and our financing activities provided cash of $106.9 million for the same period. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to borrowings under the Truist Credit Facility and proceeds from our 2026-2 Notes.

Our operating activities provided cash of $95.7 million for the nine months ended June 30, 2021 and our financing activities used cash of $107.4 million for the same period. Our operating activities provided cash primarily from our investment activities and our financing activities used cash primarily to pay down the Truist Credit Facility and our SBA Debentures.

STOCK REPURCHASE PROGRAM

On February 9, 2022, we announced a share repurchase program which allows us to repurchase up to $25 million of our outstanding common stock in the open market at prices below our net asset value as reported in our then most recently published consolidated financial statements. The shares may be purchased from time to time at prevailing market prices, through open market transactions, including block transactions. Unless extended by our board of directors, the program, which may be implemented at the discretion of management, will expire on the earlier of March 31, 2023 and the repurchase of $25 million of common stock. During the three and nine months ended June 30, 2022, we repurchased 717,709 and 1,631,163, respectively, shares of common stock in open market transactions for an aggregate cost (including transaction costs) of $4.9 million and $12.0 million, respectively. During the three and nine months ended June 30, 2021, we did not make any repurchases of shares of our common stock.

RECENT DEVELOPMENTS

On July 29, 2022, the Company entered into the Fifth Amendment to the Truist Credit Facility. The Fifth Amendment amends certain provisions of the Credit Agreement to, among other things, (1) increase the facility size from $465.0 million to $500.0 million, which may be further increased up to $750.0 million, subject to the terms of the Amended Credit Agreement, (2) extend the term of the revolving period from September 4, 2023 to July 29, 2026 and the stated maturity date from September 4, 2024 to July 29, 2027 for $475.0 million out of the total $500.0 million commitments (with the revolving period with respect to the remaining $25.0 million of commitments continuing to expire on September 4, 2023 and the related obligations maturing on September 4, 2024), (3) adjust the applicable margin with respect to the loans extended by the lenders of the extended $475.0 million commitments and (4) replace the LIBOR benchmark provisions with SOFR benchmark provisions, including applicable credit adjustment spread. In connection with the facility increase contemplated by the Fifth Amendment, Regions Bank joined the Amended Credit Agreement as an additional multicurrency lender.

The foregoing descriptions of the Fifth Amendment does not purport to be complete and is qualified in their entirety by reference to the full text of the Fifth Amendment, which is filed as an exhibit in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Subsequent to quarter end we and Pantheon Ventures (UK) LLP, have agreed to increase our capital commitments to PSLF from $234.8 million to $310.8 million. PNNT's portion of this capital commitment increase is $45.9 million.

DISTRIBUTIONS

During the three and nine months ended June 30, 2022, we declared distributions of $0.145 and $0.405 per share, for total distributions of $9.4 million and $26.8 million, respectively. For the same periods in the prior year, we declared distributions of $0.12 and $0.36 per share, for total distributions of $8.0 million and $24.1 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except share data)

	June 30, 2022	September 30, 2021
	(unaudited)
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$921,967 and $729,811, respectively)	$961,032	$820,500
Non-controlled, affiliated investments (cost—$75,825 and $78,723, respectively)	49,097	50,161
Controlled, affiliated investments (cost—$381,904 and $412,587, respectively)	304,699	384,629
Total investments (cost—$1,379,696 and $1,221,121, respectively)	1,314,828	1,255,290
Cash and cash equivalents (cost—$29,630 and $20,383, respectively)	29,547	20,357
Interest receivable	3,312	4,958
Receivable for investments sold	57,407	12,793
Distribution receivable	2,420	1,694
Prepaid expenses and other assets	23,571	—
Total assets	1,4231,085	1,295,092
Liabilities
Distributions payable	9,504	8,045
Payable for investments purchased	20,435	8,407
Truist Credit Facility payable, at fair value (cost—$422,920 and $316,545, respectively)	412,005	314,813
2024 Notes payable, net (par— zero and $86,250, respectively)	—	84,503
2026 Notes payable, net (par— $150,000)	146,542	145,865
2026 Notes-2 payable, net (par— $165,000 and zero, respectively)	161,159	—
SBA debentures payable, net (par—$27,500 and $63,500, respectively)	27,046	62,159
Base-management fee payable, net	4,887	4,580
Performance based-incentive fee payable	—	575
Interest payable on debt	3,387	4,943
Deferred tax liability	8,127	—
Accrued other expenses	6,483	1,058
Total liabilities	799,575	634,948
Commitments and contingencies
Net assets
Common stock, 65,413,942 and 67,045,105, respectively, shares issued and outstanding Par value $0.001 per share and 100,000,000 shares authorized	65	67
Paid-in capital in excess of par value	795,865	786,993
Accumulated deficit	(164,420)	(126,916)
Total net assets	$631,510	$660,144
Total liabilities and net assets	$1,427,085	$1,295,092
Net asset value per share	$9.65	$9.85

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Investment income:
From non-controlled, non-affiliated investments:
Interest	$15,890	$11,972	$45,973	$35,074
Payment-in-kind	665	2,095	4,071	5,566
Other income	1,247	475	8,050	980
From non-controlled, affiliated investments:
Payment-in-kind	—	—	—	457
From controlled, affiliated investments:
Interest	2,694	2,279	7,303	6,733
Payment-in-kind	432	1,978	3,983	4,982
Dividend income	2,420	1,694	6,655	4,667
Total investment income	23,348	20,493	76,035	58,459
Expenses:
Base management fee	4,887	4,358	14,977	12,755
Performance-based incentive fee	—	—	2,657	—
Interest and expenses on debt	6,737	6,942	20,122	16,836
Administrative services expenses	250	380	750	1,390
Other general and administrative expenses	723	518	2,169	1,805
Expenses before provision for taxes	12,597	12,198	40,675	32,786
Provision for taxes on net investment income	200	150	600	450
Net expenses	12,797	12,348	41,275	33,236
Net investment income	10,551	8,145	34,760	25,223
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	113	41,687	7,203	44,137
Non-controlled and controlled, affiliated investments	(34,381)	—	75,243	(19,708)
Debt extinguishment	—	—	(2,801)	—
Provision for taxes on realized gain on investments	(1,123)	—	(6,183)	—
Net realized gain (loss) on investments and debt	(35,391)	41,687	73,462	24,429
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	14,317	(41,842)	(193,348)	45,770
Non-controlled and controlled, affiliated investments	(8,725)	25,512	94,257	64,581
Provision for taxes on unrealized appreciation on investments	(8,127)	—	(8,127)	—
Debt (appreciation) depreciation	8,894	(1,622)	9,183	(18,494)
Net change in unrealized appreciation (depreciation) on investments and debt	6,359	(17,952)	(98,035)	91,857
Net realized and unrealized gain (loss) from investments and debt	(29,032)	23,735	(24,573)	116,286
Net increase (decrease) in net assets resulting from operations	(18,481)	31,880	$10,187	141,509
Net increase (decrease) in net assets resulting from operations per common share	$(0.28)	$0.48	$0.15	$2.11
Net investment income per common share	$0.16	$0.12	$0.52	$0.38

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which invests primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.0 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC as well as changes in the economy and risks associated with possible disruption in the Company’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19. The Company undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Investment Corporation
(212) 905-1000
www.pennantpark.com